Ex-10.4

September 30, 2010

DVB GROUP MERCHANT BANK (ASIA) LTD.

77 Robinson Road 30-02

Singapore

Attention: Martijn van Tuyl

Facsimile: +65 6511 0700

RE:                           Loan Agreement dated as of January 16, 2008 (as amended, the “Loan Agreement”) among, inter alia, the parties named therein as Borrowers (the “Borrowers”), the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent (in such capacity, the “Facility Agent”) and Security Trustee

Reference is hereby made to the Loan Agreement.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

We hereby notify you that TBS International plc and its subsidiaries and affiliates (including the Borrowers) will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Financial Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”).  The Payment Suspension will result in an Event of Default under (i) Section 13.1(a) of the Loan Agreement with respect to the principal installment due under the Loan Agreement on October 23, 2010 and (ii) Section 13.1(c) of the Loan Agreement with respect to the scheduled principal installments due under the other loan facilities in the amounts and on the dates set forth on Schedule 1 (such Events of Default, the “Specified Events of Default”).

In order to allow time for TBS International plc and its subsidiaries and affiliates, including the Borrowers, to work with their various lenders (including the lenders party to the Loan Agreement) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Credit Parties forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to them under the Finance Documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Credit Parties) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on November 15, 2010.  As used herein, a “Forbearance Termination Event” shall mean the occurrence of any Event of Default under the Loan Agreement other than the Specified Events of Default.

Such forbearance in respect of the Credit Parties’ rights and remedies under the Finance Documents is conditioned upon and subject to TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications, on or before September 30, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto, deferring and/or forbearing any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.

Subject to the condition precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Facility Agent, for itself and on behalf of the other Credit Parties, agrees to forbear from exercising any of the rights or remedies arising from the Specified Events of Default.

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Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed,

DVB GROUP MERCHANT BANK (ASIA) LTD.,
As Facility Agent, for and on behalf of itself and the other Credit Parties

By:	/s/ Jane Freeberg Sarma
Name: Jane Freeberg Sarma
Title: Attorney-in-fact

Schedule 1

Facility	Principal Payment Amount	Date Due

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Facility dated as of December 7, 2007	$1,800,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,608,000	October 23, 2010